Exhibit 99.1

7961 SHAFFER PARKWAY SUITE 5 LITTLETON, COLORADO 80127 TELEPHONE (720) 981-1185 FAX (720) 981-1186

Trading Symbol: VGZ Toronto and American Stock Exchanges

NEWS

Vista Gold Corp. Announces Acceleration of Expiry of Warrants Issued in Connection with February 2003 and September 2004 Private Placements

Denver, Colorado May 1, 2006 – Vista Gold Corp. (TSX & AMEX: VGZ) announces that, in accordance with the terms of the Corporation’s outstanding common share purchase warrants (the “February 2003 Warrants”) issued under a Warrant Indenture dated February 7, 2003, and the outstanding common share purchase warrants (the “September 2004 Warrants” and with the February 2003 Warrants, the “Warrants”)  issued under a Warrant Indenture dated September 29, 2004, the Corporation has elected to accelerate the expiry date of all such currently outstanding Warrants since the “Acceleration Event” described in the applicable warrant indentures has occurred.

For the February 2003 Warrants, the Acceleration Event occurred on April 26, 2006, because the closing price of the Corporation’s common shares on the American Stock Exchange exceeded 150% of the current exercise price (US$4.28) for the 15 consecutive trading days prior to that date. For the September 2004 Warrants, the Acceleration Event occurred on April 28, 2006, because the closing price of the Corporation’s common shares on the American Stock Exchange equaled or exceeded US$5.50 for the 20 consecutive trading days prior to that date.

The expiry date of the February 2003 Warrants will now be May 17, 2006, and the expiry date of the September 2004 Warrants will now be May 19, 2006. The Warrants must be exercised by 4:30 p.m. (Vancouver time) on the respective expiry dates, failing which they will expire. Notices of acceleration of the expiry were sent on April 26, 2006, to holders of the February 2003 Warrants and were sent on April 28, 2006, to holders of the September 2004 Warrants.

Of the February 2003 Warrants, there are currently 574,000 outstanding, exercisable at US$4.28 per share, for potential aggregate proceeds to the Corporation of US$2,456,720. Of the September 2004 Warrants, there are currently 1,459,798 outstanding, exercisable at US$4.75 per share, for potential aggregate proceeds to the Corporation of US$6,934,040.50. All of these common shares issuable upon exercises of the Warrants have previously been registered with the SEC for resale under the Securities Act of 1933 on registration statements on Form S-3.

The acceleration of the expiry date of the warrants above reflects an improved market for Vista shares caused in part by the recent significantly higher gold prices. The same higher gold prices mean that several of the projects that Vista owns would have improved economics and Vista plans to accelerate the evaluation and preliminary development engineering programs on the Paradones Amarillos, Mt. Todd and Hycroft projects. Depending on the amount of funds received, the Corporation will use some of the funds raised to carry out these value adding programs. Vista management will also be studying various approaches to better realize, for the benefit of its shareholders, the higher valuations the market gives gold projects in certain geographic locations or stages of development. These approaches will not, however, change Vista’s basic business strategy.

Vista Gold Corp., based in Littleton, Colorado, evaluates and acquires gold projects with defined gold resources. Additional exploration and technical studies are undertaken to maximize the value of the projects for eventual development. The Corporation’s holdings include the Maverick Springs, Mountain View,

Hasbrouck, Three Hills, Wildcat projects, the F.W. Lewis, Inc. properties and the Hycroft mine, all in Nevada, the Long Valley project in California, the Yellow Pine project in Idaho, the Paredones Amarillos and Guadalupe de Los Reyes projects in Mexico, the Mt. Todd project in Australia, the Amayapampa project in Bolivia and the Awak Mas project in Indonesia.

The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in the Corporation’s periodic reports, including its latest annual report on Form 10-K filed with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Greg Marlier at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com